Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Reports Second Quarter 2021 Results
Taco Cabana Divestiture Expected to Close During Third Quarter of 2021
Sequential Improvement in Pollo Tropical Second Quarter 2021 Comparable Restaurant Sales from First Quarter 2021
Income from Continuing Operations was $2.7 Million for the Second Quarter of 2021 Compared to a Loss in the Prior Year

DALLAS, Texas – (Business Wire) – August 12, 2021 - Fiesta Restaurant Group, Inc. ("Fiesta" or the "Company") (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® restaurant brands, today reported results for the 13-week second quarter, which ended on July 4, 2021, and provided a business update related to current operations.
On July 1, 2021 the Company announced the entry into an agreement to sell the Taco Cabana business to an affiliate of Yadav Enterprises, Inc. Additional details regarding the transaction are referenced in the Company's Form 8-K filed on July 7, 2021. The divestiture transaction is expected to close in the third quarter of 2021, subject to the satisfactory completion of customary closing conditions.
Fiesta President and Chief Executive Officer Richard Stockinger said, "We were pleased with Pollo Tropical's performance in the second quarter, characterized by comparable restaurant sales improving to near 2019 levels and strong margins, despite hourly staffing challenges over the quarter. We believe that workforce availability challenges had an increasingly negative impact on sales through the quarter. We took a number of steps to improve recruiting and retention of our hourly workforce, which resulted in improved staffing levels in July compared to the second quarter of 2021."
Stockinger added, "We delivered strong margin performance in the second quarter, which resulted in second quarter 2021 income from continuing operations of $2.7 million and income from continuing operations before income taxes of $1.8 million, compared to a loss for both measures in the second quarter of 2020. Continuing Operations Adjusted EBITDA, a non-GAAP measure(1), was $9.1 million or 10.0% of total revenues compared to $2.6 million and 4.2% of revenue in the second quarter of 2020. Pollo Tropical increased restaurant-level Adjusted EBITDA margin, a non-GAAP measure(1), from 16.3% in the second quarter of 2020 to 20.4% in the second quarter of 2021. In addition, our total cash balance continued to grow, reaching $69.9 million at the end of the second quarter."
Stockinger continued, "We made strong progress on Pollo Tropical's strategic growth initiatives during the second quarter, including our ongoing brand positioning research that will inform our digital, brand expansion and existing unit remodel efforts. The design phase of our digital drive thru customer experience is advancing, and we intend to begin the pilot of this greatly enhanced drive thru platform in select units later this year. We are also testing key restaurant design elements and operating platform improvements in remodels during the balance of 2021, and initial consumer feedback on our first remodel completed in the second quarter has been very positive."
Stockinger concluded, "We expect that the Taco Cabana divestiture will allow us to create a more effective, efficient and focused organization, applying appropriate resources to accelerate the exciting growth potential we believe we have in our Pollo Tropical brand. This will include our ongoing efforts to drive an upgraded customer experience across all service channels, continuing to invest in expanding our growing digital platform and finalizing our new unit expansion plans targeted for 2022."

_____________________________
(1)See non-GAAP reconciliation table below.

Second Quarter 2021 Financial Summary

•Total revenues from continuing operations increased 43.7% to $91.2 million in the second quarter of 2021 from $63.4 million in the second quarter of 2020;
•Comparable restaurant sales at Pollo Tropical increased 43.5%. Compared to the same fiscal period in 2019, comparable restaurant sales for Pollo Tropical decreased 1.8%;
•Comparable restaurant sales at Taco Cabana increased 15.6%. Compared to the same fiscal period in 2019, comparable restaurant sales for Taco Cabana decreased 6.7%;
•A net loss of $(0.1) million, or $0.00 per diluted share, in the second quarter of 2021, compared to a net loss of $(8.3) million, or $(0.33) per diluted share, in the second quarter of 2020;
•Net income from continuing operations of $2.7 million, or $0.11 per diluted share, in the second quarter of 2021, compared to a net loss of $(6.6) million, or $(0.26) per diluted share, in the second quarter of 2020;
•Adjusted net income (a non-GAAP financial measure) of $3.4 million, or $0.13 per diluted share, in the second quarter of 2021, compared to adjusted net loss of $(3.1) million, or $(0.12) per diluted share, in the second quarter of 2020 (see non-GAAP reconciliation table below);
•Continuing Operations Consolidated Adjusted EBITDA (a non-GAAP financial measure) of $9.1 million in the second quarter of 2021 compared to $2.6 million in the second quarter of 2020 (see non-GAAP reconciliation table below);
•Adjusted EBITDA for Pollo Tropical of $11.9 million in the second quarter of 2021 compared to $5.0 million in the second quarter of 2020;
•Restaurant-level Adjusted EBITDA (a non-GAAP financial measure) for Pollo Tropical of $18.5 million, or 20.4% of Pollo Tropical restaurant sales, in the second quarter of 2021 compared to $10.3 million, or 16.3% of Pollo Tropical restaurant sales, in the second quarter of 2020 (see non-GAAP reconciliation table below);
•Adjusted EBITDA for Taco Cabana of $3.0 million in the second quarter of 2021 compared to $2.7 million in the second quarter of 2020;
•Restaurant-level Adjusted EBITDA (a non-GAAP financial measure) for Taco Cabana of $8.4 million, or 12.8% of Taco Cabana restaurant sales, in the second quarter of 2021 compared to $7.3 million, or 12.6% of Taco Cabana restaurant sales, in the second quarter of 2020 (see non-GAAP reconciliation table below); and

 Second Quarter 2021 Comparable Restaurant Sales

	First Quarter 2021	Fiscal April	Fiscal May	Fiscal June	Second Quarter 2021
Pollo Tropical
2021 vs. 2020	4.3%	94.4%	36.9%	18.2%	43.5%
2021 vs. 2019	-3.3%	-1.3%	-1.4%	-2.9%	-1.8%
Taco Cabana
2021 vs. 2020	-4.3%	26.5%	9.2%	14.0%	15.6%
2021 vs. 2019	-17.1%	-6.9%	-6.7%	-6.5%	-6.7%

•As a result of the 53rd week in fiscal 2020, our 2021 fiscal year began one week later than our 2020 fiscal year. Changes in comparable restaurant sales are impacted by the shift in weeks as the thirteen weeks ended July 4, 2021 are not directly comparable on a calendar basis to the thirteen weeks ended June 28, 2020.
•For Pollo Tropical comparable restaurant sales comparisons in 2021 vs. 2019, the Fourth of July holiday timing had an impact on fiscal June. After adjusting for the holiday timing difference, June 2021 comparable restaurant sales vs. 2019 would have been 40 to 50 basis points higher.

Cash and Liquidity

•At the end of the second quarter of 2021, we had $65.8 million in cash, $3.8 million in restricted cash and $72.4 million in outstanding debt, which includes $71.5 million of term loan borrowings under our new senior credit facility and $0.9 million in finance lease obligations. In addition, we had $0.3 million in cash and $0.8 million in finance lease obligations within discontinued operations. Our outstanding term loan borrowings under our senior credit facility are net of unamortized debt issuance costs and original issue discount totaling $3.2 million.
•Our cash balance grew from the first quarter balance of $58.8 million at April 4, 2021 to a second quarter balance of $65.8 million at July 4, 2021. Net debt, a non-GAAP financial measure(2), decreased from $13.5 million at the end of the first quarter on April 4, 2021 to $6.6 million at the end of the second quarter on July 4, 2021.
•Proceeds from the sale of Taco Cabana will be used to fully repay our outstanding term loan borrowings under our senior credit facility, and to pay a loan prepayment premium of 3.0% of the principal repaid ($2.2 million).

Second Quarter 2021 Brand Results

Total Pollo Tropical restaurant sales increased 43.4% to $90.8 million in the second quarter of 2021 compared to $63.3 million in the second quarter of 2020 primarily due to a comparable restaurant sales increase of 43.5%. Pollo Tropical dine-in and counter take-out comparable restaurant sales increased 117% from the second quarter of 2020 to the second quarter of 2021 due primarily to the negative impact of the pandemic on dine-in traffic and closures of our dining rooms during a portion of the second quarter of 2020. The increase in dine in channel sales was supplemented by off-premise channel growth. Second quarter 2021 drive-thru comparable restaurant sales increased 18% compared to the second quarter of 2020, while second quarter 2021 delivery comparable restaurant sales nearly doubled compared to the second quarter of 2020. The increase in comparable restaurant sales resulted from a net impact of product/channel mix and pricing of 14.3% and an increase in comparable restaurant transactions of 29.2%. The increase in product/channel mix and pricing was driven primarily by increases in delivery and drive-thru average check and sales channel penetration, and menu price increases of 4.0%. Beginning in April, Pollo Tropical began to experience increased hourly staffing challenges due to workforce availability which we believe had an increasingly negative impact on sales through the remainder of the quarter, driven in part by reduced operating hours.

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(2)We define net debt as long-term debt, including current portion of long-term debt, as reported in our (continuing operations) balance sheet less unrestricted cash as reported in our (continuing operations) balance sheet, which were $72.4 million and $65.8 million, respectively, as of July 4, 2021 and $72.4 million and $58.8 million, respectively, as of April 4, 2021. Net debt is a non-GAAP measures which we believe assist investors in understanding of our management of our overall liquidity and financial flexibility.

	Comparable Restaurant Sales Mix by Channel - Pollo Tropical
Channel	Second Quarter 2021(1)	% of Total	Second Quarter 2020	% of Total	Second Quarter 2019	% of Total
($ in thousands)
Counter(2)	$24,389	27%	$11,262	18%	$44,038	49%
Drive-thru	52,245	58%	44,165	70%	42,970	47%
Delivery	9,012	10%	4,954	8%	1,666	2%
Online	3,100	4%	1,722	3%	1,293	1%
Catering	1,062	1%	477	1%	653	1%
Total	$89,808	100%	$62,580	100%	$90,620	100%
(1) Second quarter 2021 comparable restaurant sales based on the comparable second quarter 2020 restaurants.
(2) Counter sales include dine-in and counter take-out sales.

Adjusted EBITDA for Pollo Tropical increased to $11.9 million in the second quarter of 2021 from $5.0 million in the second quarter of 2020, an increase of 139.3%. The increase was primarily due to the impact of higher restaurant sales, and improved cost of sales margins, partially offset by higher advertising expenses and repair and maintenance costs. Restaurant-level Adjusted EBITDA for Pollo Tropical as a percentage of restaurant sales continues to be strong, with second quarter Restaurant-level Adjusted EBITDA as a percentage of restaurant sales of 20.4% in 2021 compared to 16.3% in 2020 and 23.1% in 2019. Continuing Operations Adjusted EBITDA increased to $9.1 million compared to $2.6 million in 2020.

Comparable Restaurant Average Weekly Sales - Pollo Tropical
Period	April	May	June
2021	$52,594	$50,908	$49,351
2020	$27,055	$37,177	$41,744
2019	$53,303	$51,646	$50,827

Pollo Tropical average weekly sales trends from April/May to June/July have historically declined due to reductions in visitors to Florida during summer months and the negative traffic impact of school closures.

Taco Cabana restaurant sales increased 13.5% to $66.1 million in the second quarter of 2021 from $58.3 million in the second quarter of 2020 due primarily to a comparable restaurant sales increase of 15.6%. Taco Cabana comparable restaurant sales increased across all sales channels from the second quarter of 2020 to the second quarter of 2021 due to the negative impact of the pandemic on dine-in traffic and closures of our dining rooms during a portion of the second quarter of 2020. The increase in comparable restaurant sales resulted from an increase in comparable restaurant transactions of 13.0% and an increase in the net impact of product/channel mix and pricing of 2.6%. The increase in product/channel mix and pricing was driven primarily by menu price increases of 4.3%.

	Comparable Restaurant Sales Mix by Channel - Taco Cabana
Channel	Second Quarter 2021(1)	% of Total	Second Quarter 2020	% of Total	Second Quarter 2019	% of Total
($ in thousands)
Counter(2)	$11,595	18%	$6,339	11%	$29,410	42%
Drive-thru	46,977	71%	45,982	81%	37,979	54%
Delivery	4,525	7%	2,727	5%	981	1%
Online	1,698	3%	1,624	3%	1,232	2%
Catering	951	1%	207	—%	350	1%
Total	$65,746	100%	$56,879	100%	$69,952	100%
(1) Second quarter 2021 comparable restaurant sales based on the comparable second quarter 2020 restaurants.
(2) Counter sales include dine-in and counter take-out sales.

Adjusted EBITDA for Taco Cabana increased to $3.0 million in the second quarter of 2021 from $2.7 million in the second quarter of 2020. The increase was primarily due to higher restaurant sales, partially offset by higher repair and maintenance costs including winter storm costs such as repairs and landscaping debris removal costs, increased advertising and higher delivery fee expense. Second quarter Adjusted EBITDA for Taco Cabana as a percentage of total revenues was 4.6% in 2020 and in 2021, and Restaurant-level Adjusted EBITDA for Taco Cabana as a percentage of restaurant sales increased from 12.6% in 2020 to 12.8% in 2021. Second quarter Adjusted EBITDA as a percentage of total revenues decreased compared to 5.3% in 2019 and Restaurant-level Adjusted EBITDA for Taco Cabana as a percentage of restaurant sales increased compared to 12.1% in 2019.

Restaurant Portfolio

As of July 4, 2021, there were 138 Company-owned Pollo Tropical restaurants, 142 Company-owned Taco Cabana restaurants, 29 franchised Pollo Tropical restaurants in the U.S., Puerto Rico, Panama, Guyana, Ecuador and the Bahamas, and six franchised Taco Cabana restaurants in the U.S.

Investor Conference Call Today

We will host a conference call at 4:30 p.m. ET today. The conference call can be accessed live over the phone by dialing 1-412-317-6026. A replay will be available after the call until Thursday, August 19, 2021 and can be accessed by dialing 1-412-317-6671. The passcode is 10158958. The conference call will also be webcast live and archived on the corporate website at www.frgi.com, under the Investor Relations section. A replay of the webcast will be available through the corporate website shortly after the call has concluded.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc., owns, operates and franchises the Pollo Tropical® and Taco Cabana® restaurant brands. The brands specialize in the operation of fast casual/quick service restaurants that offer distinct and unique flavors with broad appeal at a compelling value. The brands feature fresh-made cooking, drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward Looking Statements

Certain statements contained in this news release and in our public disclosures, whether written, oral or otherwise made, relating to future events or future performance, including any discussion, express or implied regarding the anticipated closing of the Taco Cabana divestiture transaction and its impact on our future business, our anticipated growth, plans, objectives and the impact of our initiatives, our investments in strategic and sales building initiatives, including those relating to operations improvements, digital infrastructure supporting ordering and online sales, catering and third-party delivery and drive thru improvements and the impact of the COVID-19 pandemic and our initiatives designed to respond to the COVID-19 pandemic on future sales, margins, earnings and liquidity, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "positioned," "target," "continue," "expects," "look to," "intends" and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE AND SIX MONTHS ENDED JULY 4, 2021 AND JUNE 28, 2020
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended (a)		Six Months Ended (a)
	July 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020
Revenues:
Restaurant sales	$90,764	$63,292	$178,604	$149,013
Franchise royalty revenues and fees	391	146	766	550
Total revenues	91,155	63,438	179,370	149,563
Costs and expenses:
Cost of sales	27,558	20,321	54,859	48,052
Restaurant wages and related expenses (b)	21,901	15,108	42,240	36,145
Restaurant rent expense	5,824	5,660	11,701	11,300
Other restaurant operating expenses	14,215	10,823	27,520	23,347
Advertising expense	2,898	1,174	5,273	4,678
General and administrative expenses (b)(c)	11,050	9,240	21,716	19,458
Depreciation and amortization	4,875	5,455	9,963	10,948
Impairment and other lease charges (d)	(202)	1,932	(254)	5,628
Closed restaurant rent, net of sublease income (e)	966	1,258	1,716	2,381
Other expense (income), net (f)	170	698	293	927
Total operating expenses	89,255	71,669	175,027	162,864
Income (loss) from operations	1,900	(8,231)	4,343	(13,301)
Interest expense	61	63	122	126
Income (loss) from continuing operations before income taxes	1,839	(8,294)	4,221	(13,427)
Provision for (benefit from) income taxes (g)	(841)	(1,687)	2,236	(3,112)
Income (loss) from continuing operations	2,680	(6,607)	1,985	(10,315)
Income (loss) from discontinued operations, net of tax	(2,763)	(1,736)	(4,157)	(5,345)
Net loss	(83)	(8,343)	(2,172)	(15,660)
Earnings (loss) per common share:
Continuing operations – basic	$0.11	$(0.26)	$0.07	$(0.41)
Discontinued operations – basic	(0.11)	(0.07)	(0.16)	(0.21)
Basic	—	(0.33)	(0.09)	(0.62)

Continuing operations – diluted	0.11	(0.26)	0.07	(0.41)
Discontinued operations – diluted	(0.11)	(0.07)	(0.16)	(0.21)
Diluted	—	(0.33)	(0.09)	(0.62)
Weighted average common shares outstanding:
Basic	25,496,038	25,267,404	25,410,123	25,393,325
Diluted	25,496,038	25,267,404	25,410,783	25,393,325
(a)     The Company uses a 52- or 53-week fiscal year that ends on the Sunday closest to December 31. The three- and six-month periods ended July 4, 2021 and June 28, 2020 each included 13 and 26 weeks, respectively.
(b)     Restaurant wages and related expenses include stock-based compensation of $15 and $27 for the three months ended July 4, 2021 and June 28, 2020, respectively, and $31 and $38 for the six months ended July 4, 2021 and June 28, 2020, respectively. General and administrative expenses include stock-based compensation expense of $1,046 and $850 for the three months ended July 4, 2021 and June 28, 2020, respectively, and $2,040 and $1,348 for the six months ended July 4, 2021 and June 28, 2020, respectively.
(c)     See note (f) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(d)     See note (c) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(e)     See note (d) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(f)     See note (e) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."
(g)     See notes (a) and (b) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 4, 2021	January 3, 2021

Assets
Cash	$65,830	$49,778
Current assets held for sale	159,564	8,478
Other current assets	19,825	25,770
Property and equipment, net	94,773	97,867
Operating lease right-of-use assets	157,533	164,665
Goodwill	56,307	56,307
Non-current assets held for sale	—	160,023
Other assets	6,557	5,855
Total assets	$560,389	$568,743

Liabilities and Stockholders' Equity
Current portion of long-term debt	$71,541	$816
Current liabilities held for sale	120,956	27,225
Other current liabilities	39,942	36,868
Long-term debt, net of current portion	810	71,588
Operating lease liabilities	166,793	174,116
Deferred tax liabilities	2,353	2,269
Non-current liabilities held for sale	—	98,323
Other non-current liabilities	9,981	9,757
Total liabilities	412,376	420,962
Stockholders' equity	148,013	147,781
Total liabilities and stockholders' equity	$560,389	$568,743

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	July 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020
Segment revenues:
Pollo Tropical	$91,155	$63,438	$179,370	$149,563
Taco Cabana (a)	66,352	58,430	122,876	119,004
Total revenues	$157,507	$121,868	$302,246	$268,567

Change in comparable restaurant sales (b):
Pollo Tropical	43.5%	(31.6)%	21.1%	(19.5)%
Taco Cabana	15.6%	(19.2)%	5.5%	(16.4)%

Average sales per Company-owned restaurant:
Pollo Tropical
Comparable restaurants (c)	$662	$461	$1,304	$1,076
Non-comparable restaurants (d)	418	369	760	857
Total Company-owned (e)	658	458	1,294	1,067
Taco Cabana
Comparable restaurants (c)	$465	$399	$859	$809
Non-comparable restaurants (d)	347	435	767	740
Total Company-owned (e)	464	399	858	806

Income (loss) before income taxes:
Pollo Tropical	$4,336	$(5,186)	$9,271	$(7,013)
Taco Cabana (a)	(4,338)	(4,900)	(10,029)	(13,395)

Adjusted EBITDA:
Pollo Tropical	$11,949	$4,993	$24,296	$13,773
Taco Cabana	3,039	2,672	3,836	1,765

Restaurant-level Adjusted EBITDA (f):
Pollo Tropical	$18,498	$10,338	$37,278	$25,772
Taco Cabana	8,445	7,313	14,824	12,597
(a)     Results of Taco Cabana are included in discontinued operations. Adjusted EBITDA and Restaurant-level Adjusted EBITDA include corporate allocations that were not included in discontinued operations.
(b)    Restaurants are included in comparable restaurant sales after they have been open for 18 months or longer. Restaurants are excluded from comparable restaurant sales for any fiscal month in which the restaurant was closed for more than five days. Comparable restaurant sales are compared to the same period in the prior year.
(c)     Comparable restaurants are restaurants that have been open for 18 months or longer. Average sales for comparable Company-owned restaurants are derived by dividing comparable restaurant sales for such period for the applicable segment by the average number of comparable restaurants for the applicable segment for such period.
(d)     Non-comparable restaurants are restaurants that have been open for less than 18 months, or that were temporarily closed during the period. Average sales for new Company-owned restaurants are derived by dividing new restaurant sales for such period for the applicable segment by the average number of new restaurants for the applicable segment for such period.
(e)     Average sales for total Company-owned restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of open restaurants for the applicable segment for such period.
(f)    Restaurant-level Adjusted EBITDA is a non-GAAP financial measure. Please see the reconciliation from net income (loss) to Restaurant-level Adjusted EBITDA in the table titled "Supplemental Non-GAAP Information."

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental data for the periods indicated:

	Three Months Ended		Six Months Ended
	July 4, 2021	June 28, 2020	July 4, 2021	June 28, 2020

Company-owned restaurant openings:
Pollo Tropical	—	—	—	—
Taco Cabana	—	—	—	1
Total new restaurant openings	—	—	—	1

Company-owned restaurant closings:
Pollo Tropical	—	—	—	(1)
Taco Cabana	(1)	—	(1)	(19)
Net change in restaurants	(1)	—	(1)	(19)

Number of Company-owned restaurants:
Pollo Tropical	138	141	138	141
Taco Cabana	142	146	142	146
Total Company-owned restaurants	280	287	280	287

Number of franchised restaurants:
Pollo Tropical	29	33	29	33
Taco Cabana	6	7	6	7
Total franchised restaurants	35	40	35	40

Total number of restaurants:
Pollo Tropical	167	174	167	174
Taco Cabana	148	153	148	153
Total restaurants	315	327	315	327

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	Three Months Ended
	July 4, 2021		June 28, 2020
Pollo Tropical:		(a)		(a)
Restaurant sales	$90,764		$63,292
Cost of sales	27,558	30.4%	20,321	32.1%
Restaurant wages and related expenses	21,901	24.1%	15,108	23.9%
Restaurant rent expense	5,824	6.4%	5,660	8.9%
Other restaurant operating expenses	14,100	15.5%	10,714	16.9%
Advertising expense	2,898	3.2%	1,178	1.9%
Depreciation and amortization	4,844	5.3%	5,233	8.3%
Impairment and other lease charges	(332)	(0.4)%	1,932	3.1%
Closed restaurant rent expense, net of sublease income	567	0.6%	671	1.1%

Taco Cabana (b):
Restaurant sales	$66,132		$58,255
Cost of sales	18,823	28.5%	17,486	30.0%
Restaurant wages and related expenses	20,640	31.2%	18,639	32.0%
Restaurant rent expense	5,657	8.6%	5,619	9.6%
Other restaurant operating expenses (c)	10,574	16.0%	8,275	14.2%
Advertising expense (c)	2,017	3.0%	965	1.7%
Depreciation and amortization (c)	3,992	6.0%	4,332	7.4%
Impairment and other lease charges (c)	494	0.7%	353	0.6%
Closed restaurant rent expense, net of sublease income (c)	640	1.0%	1,159	2.0%

	Six Months Ended
	July 4, 2021		June 28, 2020
Pollo Tropical:		(a)		(a)
Restaurant sales	$178,604		$149,013
Cost of sales	54,859	30.7%	48,052	32.2%
Restaurant wages and related expenses	42,240	23.7%	36,145	24.3%
Restaurant rent expense	11,701	6.6%	11,300	7.6%
Other restaurant operating expenses	27,284	15.3%	23,100	15.5%
Advertising expense	5,273	3.0%	4,682	3.1%
Depreciation and amortization	9,782	5.5%	10,511	7.1%
Impairment and other lease charges	(222)	(0.1)%	5,628	3.8%
Closed restaurant rent expense, net of sublease income	807	0.5%	1,273	0.9%

Taco Cabana (b):
Restaurant sales	$122,456		$118,620
Cost of sales	34,608	28.3%	36,031	30.4%
Restaurant wages and related expenses	38,345	31.3%	38,097	32.1%
Restaurant rent expense	11,413	9.3%	11,318	9.5%
Other restaurant operating expenses (c)	19,686	16.1%	17,400	14.7%
Advertising expense (c)	3,630	3.0%	3,244	2.7%
Depreciation and amortization (c)	7,980	6.5%	8,484	7.2%
Pre-opening costs	—	—%	69	0.1%
Impairment and other lease charges (c)	262	0.2%	890	0.8%
Closed restaurant rent expense, net of sublease income (c)	1,491	1.2%	2,189	1.8%
(a)    Percent of restaurant sales for the applicable segment.
(b)    Results of Taco Cabana are included in discontinued operations.
(c)    Includes corporate allocations not included in discontinued operations.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands):

Consolidated Adjusted EBITDA (including Continuing Operations Adjusted EBITDA and Discontinued Operations Adjusted EBITDA) and Restaurant-level Adjusted EBITDA are non-GAAP financial measures. Adjusted EBITDA is defined as earnings (loss) attributable to the applicable operating segments before interest expense, income taxes, depreciation and amortization, impairment and other lease charges, goodwill impairment, closed restaurant rent expense, net of sublease income, stock-based compensation expense, other expense (income), net, and certain significant items for each segment that are related to strategic changes and/or are not related to the ongoing operation of our restaurants as set forth in the reconciliation table below. Adjusted EBITDA for each of our segments includes an allocation of general and administrative expenses associated with administrative support for executive management, information systems and certain finance, legal, supply chain, human resources, construction and other administrative functions. Restaurant-level Adjusted EBITDA is defined as Adjusted EBITDA excluding franchise royalty revenues and fees, pre-opening costs and general and administrative expenses (including corporate-level general and administrative expenses). The "Other" column includes corporate costs that were allocated to Taco Cabana and are not included in discontinued operations.

Adjusted EBITDA for each of our segments is the primary measure of segment profit or loss used by our chief operating decision maker for purposes of allocating resources to our segments and assessing their performance. In addition, management believes that Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of net income (loss) to Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA (i) provide useful information about our operating performance and period-over-period changes, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

Three Months Ended	Pollo Tropical	Other	Continuing Operations	Taco Cabana	Other	Discontinued Operations
July 4, 2021:
Net loss			$(83)			$(2,763)
Loss from discontinued operations, net of tax			2,763			—
Provision for (benefit from) income taxes			(841)			922
Income (loss) before taxes	$4,336	$(2,497)	$1,839	$(4,338)	$2,497	$(1,841)
Add:
Non-general and administrative adjustments:
Depreciation and amortization	4,844	31	4,875	3,992	(31)	3,961
Impairment and other lease charges	(332)	130	(202)	494	(130)	364
Interest expense	994	(933)	61	973	933	1,906
Closed restaurant rent expense, net of sublease income	567	399	966	640	(399)	241
Loss on extinguishment of debt	—	—	—	—	—	—
Other expense (income), net	130	40	170	76	(40)	36
Stock-based compensation expense	15	—	15	24	—	24
Total non-general and administrative adjustments	6,218	(333)	5,885	6,199	333	6,532
General and administrative adjustments:
Stock-based compensation expense	641	405	1,046	561	(405)	156
Restructuring costs and retention bonuses	18	—	18	14	—	14
Digital and brand repositioning costs	335	—	335	275	—	275
Transaction costs	401	(401)	—	328	401	729
Total general and administrative adjustments	1,395	4	1,399	1,178	(4)	1,174
Adjusted EBITDA(1)	$11,949	$(2,826)	$9,123	$3,039	$2,826	$5,865
Adjusted EBITDA as a percentage of total revenues	13.1%		10.0%	4.6%		8.8%
Restaurant-level adjustments:
Add: Other general and administrative expense(a)	6,940	2,711	9,651	5,626	(2,711)	2,915
Less: Franchise royalty revenue and fees	391	—	391	220	—	220
Restaurant-level Adjusted EBITDA(1)	$18,498	$(115)	$18,383	$8,445	$115	$8,560
Restaurant-level Adjusted EBITDA as a percentage of restaurant sales	20.4%		20.3%	12.8%		12.9%
Three Months Ended:	Pollo Tropical	Other	Continuing Operations	Taco Cabana	Other	Discontinued Operations
June 28, 2020:
Net loss			$(8,343)			$(1,736)
Loss from discontinued operations, net of tax			1,736			—
Benefit from income taxes			(1,687)			(56)
Income (loss) before taxes	$(5,186)	$(3,108)	$(8,294)	$(4,900)	$3,108	$(1,792)
Add:
Non-general and administrative adjustments:
Depreciation and amortization	5,233	222	5,455	4,332	(222)	4,110
Impairment and other lease charges	1,932	—	1,932	353	—	353
Interest expense	625	(562)	63	612	562	1,174
Closed restaurant rent expense, net of sublease income	671	587	1,258	1,159	(587)	572
Other expense (income), net	644	54	698	140	(54)	86
Stock-based compensation expense	27	—	27	42	—	42
Total non-general and administrative adjustments	9,132	301	9,433	6,638	(301)	6,337
General and administrative adjustments:
Stock-based compensation expense	523	327	850	436	(327)	109
Restructuring costs and retention bonuses	452	133	585	439	(133)	306
Digital and brand repositioning costs	72	—	72	59	—	59
Total general and administrative adjustments	1,047	460	1,507	934	(460)	474
Adjusted EBITDA(1)	$4,993	$(2,347)	$2,646	$2,672	$2,347	$5,019
Adjusted EBITDA as a percentage of total revenues	7.9%		4.2%	4.6%		8.6%
Restaurant-level adjustments:
Add: Other general and administrative expense(a)	5,491	2,242	7,733	4,816	(2,242)	2,574
Less: Franchise royalty revenue and fees	146	—	146	175	—	175
Restaurant-level Adjusted EBITDA(1)	$10,338	$(105)	$10,233	$7,313	$105	$7,418
Restaurant-level Adjusted EBITDA as a percentage of restaurant sales	16.3%		16.2%	12.6%		12.7%

Six Months Ended	Pollo Tropical	Other	Continuing Operations	Taco Cabana	Other	Discontinued Operations
July 4, 2021:
Net loss			$(2,172)			$(4,157)
Loss from discontinued operations, net of tax			4,157			—
Provision for (benefit from) income taxes			2,236			(822)
Income (loss) before taxes	$9,271	$(5,050)	$4,221	$(10,029)	$5,050	$(4,979)
Add:
Non-general and administrative adjustments:
Depreciation and amortization	9,782	181	9,963	7,980	(181)	7,799
Impairment and other lease charges	(222)	(32)	(254)	262	32	294
Interest expense	1,964	(1,842)	122	2,026	1,842	3,868
Closed restaurant rent expense, net of sublease income	807	909	1,716	1,491	(909)	582
Other expense (income), net	196	97	293	(28)	(97)	(125)
Stock-based compensation expense	31	—	31	50	—	50
Total non-general and administrative adjustments	12,558	(687)	11,871	11,781	687	12,468
General and administrative adjustments:
Stock-based compensation expense	1,242	798	2,040	1,081	(798)	283
Restructuring costs and retention bonuses	18	—	18	14	—	14
Digital and brand repositioning costs	651	—	651	534	—	534
Transaction costs	556	(556)	—	455	556	1,011
Total general and administrative adjustments	2,467	242	2,709	2,084	(242)	1,842
Adjusted EBITDA(a)	$24,296	$(5,495)	$18,801	$3,836	$5,495	$9,331
Adjusted EBITDA as a percentage of total revenues(a)	13.5%		10.5%	3.1%		7.6%
Restaurant-level adjustments:
Add: Other general and administrative expense(b)	13,748	5,259	19,007	11,408	(5,259)	6,149
Less: Franchise royalty revenue and fees	766	—	766	420	—	420
Restaurant-level Adjusted EBITDA(a)	$37,278	$(236)	$37,042	$14,824	$236	$15,060
Restaurant-level Adjusted EBITDA as a percentage of restaurant sales(a)	20.9%		20.7%	12.1%		12.3%
Six Months Ended	Pollo Tropical	Other	Continuing Operations	Taco Cabana	Other	Discontinued Operations
June 28, 2020:
Net loss			$(15,660)			$(5,345)
Loss from discontinued operations, net of tax			5,345			—
Benefit from income taxes			(3,112)			(1,636)
Income (loss) before taxes	$(7,013)	$(6,414)	$(13,427)	$(13,395)	$6,414	$(6,981)
Add:
Non-general and administrative adjustments:
Depreciation and amortization	10,511	437	10,948	8,484	(437)	8,047
Impairment and other lease charges	5,628	—	5,628	890	—	890
Interest expense	1,108	(982)	126	1,090	982	2,072
Closed restaurant rent expense, net of sublease income	1,273	1,108	2,381	2,189	(1,108)	1,081
Other expense (income), net	751	176	927	941	(176)	765
Stock-based compensation expense in restaurant wages	38	—	38	67	—	67
Total non-general and administrative adjustments	19,309	739	20,048	13,661	(739)	12,922
General and administrative adjustments:
Stock-based compensation expense	833	515	1,348	902	(515)	387
Restructuring and costs and retention bonuses	452	133	585	439	(133)	306
Digital and brand repositioning costs	192	—	192	158	—	158
Total general and administrative adjustments	1,477	648	2,125	1,499	(648)	851
Adjusted EBITDA	$13,773	$(5,027)	$8,746	$1,765	$5,027	$6,792
Adjusted EBITDA as a percentage of total revenues	9.2%		5.8%	1.5%		5.7%
Restaurant-level adjustments:
Add: Pre-opening costs	—	—	—	69	—	69
Add: Other general and administrative expense(b)	12,549	4,784	17,333	11,147	(4,784)	6,363
Less: Franchise royalty revenue and fees	550	—	550	384	—	384
Restaurant-level Adjusted EBITDA	$25,772	$(243)	$25,529	$12,597	$243	$12,840
Restaurant-level Adjusted EBITDA as a percentage of restaurant sales	17.3%		17.1%	10.6%		10.8%
(a)    We estimate that Winter Storm Uri negatively impacted Taco Cabana and Consolidated Adjusted EBITDA and Taco Cabana and Consolidated Restaurant-level Adjusted EBITDA by approximately $3.1 million in the six months ended July 4, 2021. We estimate that Winter Storm Uri negatively impacted Taco Cabana

Adjusted EBITDA as a percentage of total revenues and Taco Cabana Restaurant-level Adjusted EBITDA as a percentage of restaurant sales by approximately 2.4% and 2.2%, respectively.
(b)     Excludes general and administrative adjustments above.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands of dollars, except per share amounts):

Adjusted net income and related adjusted diluted earnings per share are non-GAAP financial measures. Adjusted net income is defined as net income (loss) before discontinued operations, impairment and other lease charges, goodwill impairment, closed restaurant rent expense, net of sublease income, other expense (income), net, board and shareholder matter costs, restructuring costs and retention bonuses, certain legal settlements and related costs and other significant items that are related to strategic changes and/or are not related to the ongoing operation of our restaurants. Management believes that adjusted net income and related adjusted earnings per diluted share, when viewed with our results of operations calculated in accordance with GAAP (i) provide useful information about our operating performance and period-over-period growth, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly should not be considered as alternatives to net income or net income per share as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

	(Unaudited)
	Three Months Ended
	July 4, 2021				June 28, 2020
	Income (Loss) Before Income Taxes	Benefit From Income Taxes (a)	Net Income (Loss)	Diluted EPS	Loss Before Income Taxes	Benefit From Income Taxes (a)	Net Income (Loss)	Diluted EPS
Reported - GAAP Net Income			$(83)	$—			$(8,343)	$(0.33)
Loss from discontinued operations, net of tax			2,763	0.11			1,736	0.07
Income (loss) from continuing operations	$1,839	$(841)	$2,680	$0.11	$(8,294)	$(1,687)	$(6,607)	$(0.26)
Adjustments:
Non-general and administrative expense adjustments:
Income tax due to tax law change (a)	—	—	—	—	—	662	(662)	(0.03)
Deferred tax asset valuation allowance (b)	—	255	(255)	(0.01)	—	(734)	734	0.03
Impairment and other lease charges (c)	(202)	(50)	(152)	(0.01)	1,932	482	1,450	0.06
Closed restaurant rent expense, net of sublease income (d)	966	241	725	0.03	1,258	314	944	0.04
Other expense (income), net (e)	170	42	128	0.01	698	174	524	0.02
Total non-general and administrative expense	934	488	446	0.02	3,888	898	2,990	0.12
General and administrative expense adjustments:
Restructuring costs and retention bonuses (f)	18	4	14	—	585	146	439	0.02
Digital and brand repositioning costs (g)	335	84	251	0.01	72	18	54	—
Total general and administrative expense	353	88	265	0.01	657	164	493	0.02
Adjusted - Non-GAAP	$3,126	$(265)	$3,391	$0.13	$(3,749)	$(625)	$(3,124)	$(0.12)

	(Unaudited)
	Six Months Ended
	July 4, 2021				June 28, 2020
	Income (Loss) Before Income Taxes	Provision For Income Taxes (a)	Net Income (Loss)	Diluted EPS	Loss Before Income Taxes	Benefit From Income Taxes (a)	Net Loss	Diluted EPS
Reported - GAAP Net Income			$(2,172)	$(0.09)			$(15,660)	$(0.62)
Loss (income) from discontinued operations, net of tax			4,157	0.16			5,345	0.21
Income (loss) from continuing operations	$4,221	$2,236	$1,985	$0.07	$(13,427)	$(3,112)	$(10,315)	$(0.41)
Adjustments:
Non-general and administrative expense adjustments:
Income tax due to tax law change (a)	—	(563)	563	0.02	—	2,234	(2,234)	(0.09)
Deferred tax asset valuation allowance (b)	—	(376)	376	0.01	—	(2,032)	2,032	0.08
Impairment and other lease charges (c)	(254)	(63)	(191)	(0.01)	5,628	1,404	4,224	0.17
Closed restaurant rent expense, net of sublease income (d)	1,716	428	1,288	0.05	2,381	594	1,787	0.07
Other expense (income), net (e)	293	73	220	0.01	927	231	696	0.03
Total non-general and administrative expense	1,755	(501)	2,256	0.09	8,936	2,431	6,505	0.26
General and administrative expense adjustments:
Restructuring costs and retention bonuses (f)	18	4	14	—	585	146	439	0.02
Digital and brand repositioning costs (g)	651	162	489	0.02	192	48	144	0.01
Total general and administrative expense	669	166	503	0.02	777	194	583	0.02
Adjusted - Non-GAAP	$6,645	$1,901	$4,744	$0.19	$(3,714)	$(487)	$(3,227)	$(0.13)

a)    The provision for (benefit from) income taxes related to the adjustments was calculated using the Company's combined federal statutory and estimated state rate of 25.0% for the periods ending July 4, 2021 and June 28, 2020. In the three months ended April 4, 2021, we recorded an out-of-period adjustment totaling $1.5 million related to tax depreciation on certain assets placed into service several years prior to the formation of Fiesta in 2011, of which $0.6 million is attributable to a change in tax rates as a result of the Tax Cuts and Jobs Act of 2017. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act") was signed into law. The CARES Act includes provisions that allow net operating losses in 2018, 2019, and 2020 to be carried back for up to five years and eliminates the 80% taxable income limitation on net operating loss deductions for 2018 through 2020. The CARES Act also includes technical amendments that are retroactive to 2018 which permit certain assets to be classified as qualified improvement property and expensed immediately. These changes allowed us to record an incremental benefit of $1.8 million in the three months ended March 29, 2020, which represents the impact of carrying net operating losses from 2018 and 2019 back to years with a higher federal corporate income tax rate.
(b)    We recorded adjustments totaling $(0.3) million and $0.4 million for the three and six months ended July 4, 2021, respectively, to our valuation allowance against deferred income tax assets primarily related to changes in our deferred income tax assets and the expected timing of the reversal of these temporary differences, which included a $0.9 million increase in our valuation allowance as a result of changes in our net deferred tax liabilities related to the out-of-period adjustment in the first quarter of 2021. We recorded an additional $0.7 million and $2.0 million valuation allowance for the three and six months ended June 28, 2020, respectively, against deferred income tax assets where it was determined to be more likely than not that the deferred income tax assets will not be realized through the reversal of existing deferred tax liabilities.
(c)     Impairment and other lease charges for the three and six months ended July 4, 2021, primarily relate to gains from lease terminations.
Impairment and other lease charges for the three and six months ended June 28, 2020, consist of impairment charges of $1.1 million and $4.8 million, respectively, and other lease charges of $0.9 million. The impairment charges primarily relate to the write-down of assets held for sale to their fair value less costs to sell for the three and six months ended June 28, 2020 and assets for three underperforming Pollo Tropical restaurants, two of which we closed in the third quarter of 2020, for the six months ended June 28, 2020. The other lease charges primarily relate to lease termination charges of $0.9 million for restaurant locations we decided not to develop.
(d)     Closed restaurant rent expense, net of sublease income for the three and six months ended July 4, 2021, primarily consists of closed restaurant lease costs of $2.3 million and $4.6 million, respectively, partially offset by sublease income of $(1.3) million and $(2.9) million, respectively. Closed restaurant rent expense, net of sublease income for the three and six months ended June 28, 2020, primarily consists of closed restaurant lease costs of $2.3 million and $4.6 million, respectively, partially offset by sublease income of $(1.1) million and $(2.2) million, respectively.
(e)     Other expense (income), net for the three and six months ended July 4, 2021, primarily consists of costs for the removal, transfer, and storage of equipment from closed restaurants and other closed restaurant related costs. Other expense, net for the three and six months ended June 28, 2020, primarily consists of the write-off of site development costs of $0.6 million and costs for the removal, transfer, and storage of equipment from closed restaurants and other closure related costs.
(f)     Restructuring costs and retention bonuses for the three and six months ended June 28, 2020 include severance costs related to terminations in response to the COVID-19 pandemic.
(g)     Digital and brand repositioning costs for the three and six months ended July 4, 2021 and June 28, 2020, include consulting costs related to repositioning the digital experience for our customers.